Exhibit 99.1

QHSLab Inc. Reports Strong Second Quarter and Six-Month 2024 Results

Significant Improvement in Profitability and Cash Flow Management

WEST PALM BEACH, FL, August 14, 2024 (GLOBE NEWSWIRE) — QHSLab Inc. (“the Company”) (OTCQB: USAQ), a leader in digital healthcare and point-of-care technologies designed to empower clinicians with proactive value-based healthcare solutions, today announced detailed financial results for the second quarter and six months ended June 30, 2024. The Company’s Integrated Service Program (ISP) has driven robust revenue growth and improved gross margins, while the Company focused on effective cost management and enhanced cash flow management.

Financial Highlights:

Three Months Ended June 30, 2024 vs. 2023:

●	Revenue: Increased to $473,073 in Q2 2024 from $404,769 in Q2 2023, reflecting a 17% rise driven by a significant increase in ISP revenues.
●	Gross Profit: Improved to $294,445 from $226,828, with gross margins increasing from 56.0% to 62.2%.
●	Operating Expenses: Slightly increased to $264,478 from $262,584.

○	Sales and Marketing Expenses: Increased to $134,183 from $128,084.
○	General and Administrative Expenses: Decreased to $47,455 from $55,950.
○	Research and Development Expenses: Increased to $64,812 from $60,522.

●	Net Operating Income: Turned positive at $29,967 from a loss of $(35,756).
●	Net Loss: Reduced significantly to $(2,890) from $(106,727).

Six Months Ended June 30, 2024 vs. 2023:

●	Revenue: Increased to $961,660 from $757,568, a 27% rise attributed to growth in ISP services and Allergy Diagnostic Kits sales.
●	Gross Profit: Improved to $580,603 from $414,170, with gross margins increasing to 60.4% from 54.7%.
●	Operating Expenses: Decreased to $537,032 from $570,684.

○	Sales and Marketing Expenses: Slightly increased to $256,129 from $252,036.
○	General and Administrative Expenses: Decreased to $137,397 from $158,522.
○	Research and Development Expenses: Decreased to $107,450 from $124,070.

●	Net Operating Income: Improved to $43,571 from a loss of $(156,514).
●	Net Loss: Reduced significantly to $(21,415) from $(299,282).

Cash Flow Management:

Six Months Ended June 30, 2024 vs. 2023:

●	Net Cash from Operating Activities: Improved to $143,961 from a cash outflow of $(37,531) in 2023. This improvement is mainly due to better working capital management, particularly in accounts receivable and payable.
●	Net Change in Cash: Increased to $52,618 from a decrease of $(69,847) in 2023.

Executive Commentary: Troy Grogan, President and CEO of QHSLab Inc., commented, “Our performance in the first half of 2024 demonstrates our capability to drive revenue growth while enhancing operational efficiency. The significant increase in ISP revenues and improved gross margins reflect our strategic focus on high-margin services. Our ongoing efforts to manage costs effectively are evident in the reduction of general and administrative expenses. As we continue to expand our product offerings and market reach, we remain committed to delivering sustainable growth and future value to our shareholders.”

Strategic Direction 2024: Enhancing QHSLab’s Growth and Operational Efficiency

As we move further into 2024, the Company is building upon its robust strategy aimed at expanding our footprint and enhancing our service offerings. Key areas of focus include:

●	Increasing Income per Customer/Account:

○	Enhance digital assessment completion rates.
○	Expand customer income opportunities.
○	Boost allergy service line usage integrated with digital medicine assessments and programs.

●	Expanding Customer/Account Base:

○	Enhance marketing efforts and sales.
○	Strengthen sales and customer relationships.

●	Operational Improvements:

○	Identify and address operational bottlenecks.
○	Strengthen relationships with client administrative leadership.
○	Enhance provider engagement and training.
○	Integrate additional digital assessments and programs.

For more information about QHSLab and our healthcare solutions, please visit www.qhslab.com.

About QHSLab, Inc.

QHSLab, Inc. (OTCQB: USAQ) is a medical device company providing digital healthcare solutions and point-of-care-diagnostic tests to primary care physicians. Digital healthcare allows doctors to assess patient responses quickly and effectively using advanced artificial intelligence algorithms. Digital healthcare can also remotely monitor patients’ vital signs and evaluate the effects of prescribed medicines and treatments on patients’ health through real-time data transferred from patient to doctor. QHSLab, Inc. also markets and sells point-of-care, rapid-response diagnostic tests used in the primary care practice. QHSLab, Inc.’s products and services are designed to help physicians improve patient monitoring and medical care while also improving their revenues.

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products, and potential future results and acquisitions are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates,’ ‘targets,’ ‘expects,’ or ‘intends,’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products, the inherent discrepancy in actual results from estimates, projections, and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:

Olivia Giamanco

QHSLab, Inc.

(929) 379-6503

ir@usaqcorp.com

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